Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)  Registration Statement on Form F-3 (File No. 333-216944) of Diana Containerships Inc.
(2)  Registration Statement on Form F-3 (File No. 333-215748) of Diana Containerships Inc.

, and the related Prospectuses of our reports dated March 16, 2018, with respect to the consolidated financial statements of Diana Containerships Inc., and the effectiveness of internal control over financial reporting of Diana Containerships Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2017.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
March 16, 2018